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                                    EXHIBIT 2

                ANNOUNCEMENT OF PRICING OF PUBLIC SHARE OFFERING

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                              (English Translation)

                                                                December 5, 2002

To whom it may concern:
                                     Wacoal Corp.
                                     Yoshikata Tsukamoto, President and Director
                                     (Code Number:  3591)
                                     (Tokyo Stock Exchange, First Section)
                                     (Osaka Securities Exchange, First Section)
                                     Contact:  Nobuhiro Matsuda
                                     Director of Corporate Planning Department
                                     (Tel: 075-682-1010)

                Notice Regarding Pricing of Public Share Offering

     We are pleased to advise you that, with respect to the public share offering of Wacoal Corp. approved by the Board of Directors at its meeting on November 28, 2002, the following decisions were made today regarding the offering price and other matters relating to the offering.

1.       Offering price:                                                              912 yen per share

2.       Aggregate offering price:                                                    5,928,000,000 yen

3.       Purchase price:                                                              867 yen per share

4.       Aggregate purchase price:                                                    5,635,500,000 yen

5.       Subscription period:                                From December 6, 2002 to December 10, 2002

6.       Date of delivery of shares:                                                  December 16, 2002

Note: The underwriters will underwrite the shares at the purchase price and offer them at the offering price.

[For reference purposes]

Calculation method for determining the offering price:

Pricing date and closing price as of such date:                 December 5, 2002       931 yen
Discount ratio:                                                                          2.04%

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Note: This document is a press release intended for general publication of the public offering of the shares of Wacoal Corp., and is not intended to solicit an investment. Individuals considering investment are requested to fully read the prospectus (including the amendments thereto) to be prepared by the Company and make their own judgment.
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